Exhibit 10.1

AMERICAN SHARED HOSPITAL SERVICES 601 MONTGOMERY STREET, SUITE 1122 SAN FRANCISCO, CALIFORNIA 94111 TEL 415.788.5300 FAX 415.788.5660 WEB ASHS.COM

Peter Gaccione
c/o American Shared Hospital Services

601 Montgomery Street, Suite 1112

San Francisco, CA 94111

August 26, 2022

RE:         Offer of Employment

Dear Peter,

We are pleased to offer you employment on the executive team of American Shared Hospital Services, Inc. (the “Company”). This letter (the “Offer Letter”) provides the terms of our offer:

You will serve as our Chief Operating Officer and report to the Chief Executive Officer (“CEO”), Ray Stachowiak.

Your employment will start on September 7th, 2022 (the “Start Date”). We do not expect you to change your current place of residence. We understand that you intend to spend a significant amount of time in the Company’s San Francisco headquarters as we deem appropriate to perform your duties.

You will have duties, responsibilities, and authority commensurate with your position. Whenever required, you will also perform other reasonable and equivalent responsibilities as directed by the CEO that are consistent with your qualifications.

You agree to devote all of your professional time (“full-time”) and attention to the Company, its subsidiaries and affiliates (collectively, the “Company Group”).

During your employment, you will receive an annual base salary of $275,000 (the “Base Salary”), payable in accordance with the Company’s payroll practices, subject to applicable withholding and deductions. As a full-time employee, you will be eligible for our health insurance and fringe benefits program. Your Base Salary may be reviewed and adjusted by the Board’s Compensation Committee from time to time. For the remainder of 2022, you will be eligible for a VCP (variable compensation plan) of $40,000. Specific goals and objectives for the VCP will be established. You will be reimbursed for your reasonable business expenses incurred in connection with your duties, subject to the terms and conditions of the Company’s expense reimbursement policy.

In connection with the commencement of your employment, you will receive an award of 50,000 stock options under the Company’s Incentive Compensation Plan, as amended and restated effective June 25, 2021, which will vest in equal annual amounts (20%) over a 5 year period.

In the event that you are made a party to a proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were an executive officer of the Company, you will be indemnified and held harmless by the Company to the maximum permitted under the applicable law from all liabilities arising in respect of defending such proceeding to the extent and in accordance with the terms of the existing indemnification agreement between you and the Company.

You hereby represent to the Company that you are not subject to any notice requirement, garden leave provision, non-competition covenant or any similar requirement, provision or covenant (each such requirement, provision or covenant, an “Employment Restriction”) that would prevent you from accepting this offer of employment with the Company, commencing such employment or remaining an employee of the Company or that would adversely impact your ability to perform your duties to the Company.

Your employment with the Company and this Offer Letter are expressly contingent on (i) your ability to start employment with the Company on the Start Date without breaching any Employment Restriction and (ii) your timely submission to the Company of evidence of your valid work authorization.

This Offer Letter will be governed by and construed in accordance with the laws of the State of California, without regard to its choice of law provisions.

This Offer Letter embodies the entire agreement and understanding of the Company and you in respect of the subject matter contained herein and supersedes all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. This Offer Letter may only be modified pursuant to a written agreement signed by the Company and you.

Your employment with the Company will be “at-will” and nothing in this Offer Letter will be deemed to be construed as a contract for a term of employment.

Please sign below to acknowledge your acceptance of the terms of this Offer Letter. The CEO and members of the Board are all excited about the prospect of your contributions to the Company as our Chief Operating Officer.

Sincerely, American Shared Hospital Services By: /s/ Ray Stachowiak Name: Ray Stachowiak Title: Chief Executive Officer

Accepted and Agreed:

By: /s/ Peter Gaccione _August 26, 2022_______

Peter Gaccione                Date